World Funds Trust 485BPOS

Exhibit 99.(h)(31)

WORLD FUNDS TRUST

AMENDED SHAREHOLDER SERVICES PLAN

Cboe Vest Family of Funds

WHEREAS, the World Funds Trust (the “Trust”) is engaged in business as a diversified, open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and the Trust desires to compensate service providers (“Service Providers”) that provide the services described herein to clients (the “Clients”) who from time to time beneficially own shares of beneficial interest (the “Shares”) of any series and class of the Trust listed in Schedule A to this Shareholder Services Plan (each a “Fund,” and collectively, the “Funds”); and

WHEREAS, the Board of Trustees of the Trust (the “Trustees” or the “Board”) have determined, in the exercise of reasonable business judgment and in light of its fiduciary duties, that there is a reasonable likelihood that this Shareholder Services Plan (the “Plan”) will benefit the Funds and the Clients owning the Shares of such Funds;

NOW, THEREFORE, the Trustees hereby set forth the terms and conditions under which the Trust may compensate Service Providers for providing shareholder services as described herein.

Section 1.  The Trust has adopted this Plan to enable the Trust to directly or indirectly bear expenses relating to the provision of certain shareholder services to certain series and classes of the Trust, as listed in Schedule A to this Plan.

Section 2.   The Trust will pay Service Providers a fee, up to the amount specified in Schedule A to this Plan, with respect to the average daily net asset value of shares owned of record or beneficially by clients with whom the Service Provider has a service relationship for shareholder services. Services for which this fee may be paid include, but are not limited to, (i) maintaining accounts relating to Clients that invest in Shares; (ii) arranging for bank wires; (iii) responding to Client inquiries relating to the services  performed by Service Providers; (iv) responding to inquiries from Clients concerning their investment in Shares; (v) assisting Clients in changing dividend options, account designations and addresses; (vi) providing information periodically to Clients showing their position in Shares; (vii) forwarding shareholder communications from the Funds such as proxies, shareholder reports, annual  reports,  and  dividend distribution  and  tax  notices  to  Clients;  (viii)  processing purchase, exchange and  redemption  requests  from  Clients and placing orders with the Funds or their service providers; (ix) providing sub-accounting with respect to Shares beneficially owned by Clients; and (x) processing dividend payments from the Funds on behalf  of  Clients.  Service  Providers  may also  use  this  fee  for  payments  to  financial institutions and intermediaries such as banks, savings and loan associations, insurance companies and investment counselors, broker-dealers, mutual fund supermarkets and the Service Providers’ affiliates and subsidiaries as compensation for such services as are described herein.

Section 3.  This Plan shall, with respect to any Fund and class thereof be approved, together with  any  related  agreements,  by votes  of  the  majority  of  both  (i)  the  Trustees  of  the Trust and (ii) the Qualified Trustees (as defined in Section 8 herein).

Section 4.  This Plan shall, unless terminated as hereinafter provided, continue in effect for a period of more than one year after it takes effect, only for so long as such continuance  is  specifically  approved  at  least  annually  in  the  manner  provided  in Section 3 herein for the approval of this Plan.

Section 5.  During the existence of this Plan, the Trust shall require the Distributor, or any person authorized to direct the disposition of monies paid or payable by the Trust pursuant  to  this  Plan  or  any related  agreement,  shall  provide  to  the  Trustees,  at  least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made with respect to each Fund, and shall furnish the Trustees with such other information  as  the  Board of  Trustees  may reasonably request in connection with payments made under the Plan.

Section 6.  This Plan may be terminated at any time, with respect to Shares of any Fund listed in Schedule A, without payment of any penalty, at any time by the vote of a majority of the Qualified Trustees as defined in Section 8 herein.

Section 7.  All agreements with any person relating to the implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide (a) that such agreement may be terminated  at  any  time,  without  payment  of  any penalty,  by  the  vote  of  a majority  of  the Qualified Trustees (as defined in Section 8 herein), on not more than 60 days’ written notice to any other party to the agreement.

Section 8.  As used in this Plan, (a) the term “Qualified Trustees” shall mean those Trustees who are not interested persons of the Trust, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, and (b) the terms “assignment” and “interested person” shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the U.S. Securities and Exchange Commission.

Section 9.  While this Plan is in effect, the selection and nomination of those Trustees who are not interested persons of the Trust, within the meaning of Section 2(a)(19) of the 1940 Act, shall be committed to the discretion of the Trustees then in office who are not interested persons of the Trust.

Section 10.  This Plan shall not obligate the Trust or any other party to enter into an agreement with any particular person.

Section 11.  This Plan may be amended at any time by the Board, provided that any material amendment of this Plan shall be effective only upon approval in the manner provided in Section 3 herein.

Section 12.  Consistent with the limitation of shareholder and trustee liability as set forth in the  Trust’s  Agreement  and  Declaration  of  Trust  and  By-Laws,  each  as  amended  and supplemented, any obligations assumed by the Trust, a class thereof pursuant to this Plan and any agreements  related  to  this  Plan  shall  be  limited  in  all  cases  to  the  proportionate ownership of the class of the affected series and its assets, and shall not constitute obligations of any shareholder of any other class of the affected series or any other class or series of the Trust.

Section  13.    If  any  provision  of  this  Plan  shall  be  held  or  made  invalid  by  a  court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.

Dated: April 21, 2016

Amended: August 24, 2016

Amended: July 14, 2017

Amended: April 24, 2018

Amended: August 5, 2021

SCHEDULE A

to the SHAREHOLDER SERVICES PLAN

Dated as of April 21, 2016

Amended as of August 24, 2016

Amended as of July 14, 2017

Amended as of April 24, 2018

Amended as of August 5, 2021

Fund Name	Class	Fee	Date Added
Cboe Vest S&P 500® Buffer Strategy Fund	Institutional Investor, A and C Classes	0.25%	04-21-2016
Cboe Vest S&P 500® Enhanced Growth Strategy Fund	Institutional, Investor, A and C Classes	0.25%	08-24-2016
Cboe Vest S&P 500® Dividend Aristocrats Target Income Fund	Institutional, Investor, A and C Classes	0.25%	07-14-2017
Cboe Vest Bitcoin Strategy Managed Volatility Fund	Institutional, and Investor Classes	0.25%	08-05-2021

A-1